Exhibit 10. (qq)

EXECUTION COPY

First Amendment to Employment Agreement

The Agreement between FleetBoston Financial Corporation, a Rhode Island corporation (“Fleet” or the “Company”), and M. Anne Szostak (the “Executive”), dated as of the 3rd day of March, 2000 (the “Agreement”), is hereby amended, effective as of December 5 , 2003, as set forth below.

1.	Section 1 of the Agreement is hereby amended to read in its entirety as follows:

“Employment Period. Fleet hereby agrees to employ the Executive, and the Executive hereby agrees to remain in the employ of Fleet, subject to the terms and conditions of this Agreement, for the period commencing on the date hereof and ending on December 31, 2004 (the “Employment Period”).”

2.	Section 2(b)(ii) of the Agreement is hereby amended to read in its entirety as follows:

“(ii) Annual Bonus. The Executive shall be entitled to receive an annual bonus with respect to each of calendar years 2003 and 2004 of no less than $1,000,000, subject to the Executive’s right of deferral, which annual bonuses will be paid in February of the year following the end of the applicable calendar year. In the event the Executive’s employment is terminated by Fleet for any reason other than for Cause (as defined in Section 3(b)) or the Executive terminates her employment for Good Reason, the Executive or her estate shall be entitled to receive a pro-rated bonus for that calendar year. The amount of the pro-rated bonus shall be the product of (i) a fraction, the numerator of which is the number of months (rounded up to the nearest whole month) elapsed in the applicable year, and the denominator of which is 12, multiplied by (ii) $1,000,000, or, if higher, the bonus earned for any calendar year during the Employment Period, whether or not such annual bonus has been paid.

3.	Section 2(b)(iii) of the Agreement is hereby amended to add the following paragraph at the end thereof:

Notwithstanding anything to the contrary contained herein, with respect to each of calendar year 2003 and 2004, the Executive shall be eligible for equity compensation awards (the “Annual Equity Awards”) at a level and with terms and conditions (including, without limitation, vesting, change of control provisions and post-termination exercise periods) comparable to the level and the terms and conditions of the equity compensation awards granted to similarly situated executives in each such calendar year; provided, however, that, the terms of the award agreement for each Annual Equity Award shall provide for vesting on a pro-rata basis, based on a fraction, the numerator of which is the number of months (rounded up to the nearest whole month) elapsed since January 1, 2004 through the Date of Termination, and the denominator of which is the total number of months in the applicable vesting period, in the event the Executive’s employment is terminated by Fleet for any reason (other than for Cause) or the Executive terminates her employment for Good Reason, prior to the time that an Annual Equity Award has otherwise become vested; provided, further, that the terms of the award agreement shall also contain any provisions relating to vesting upon a termination of employment following a change of control consistent with the provisions applicable to similarly situated executives in such awards.

4.	The first sentence of Section 2(b)(iv) of is hereby amended to read in its entirety as follows:

(iv) Retirement Benefits. If the Executive’s employment is terminated by Fleet without Cause (as defined in Section 3(b)), including by reason of death or disability of the Executive, or by the Executive with Good Reason (as defined in Section 3(c)), at any time during the Employment Period or the Date of Termination occurs by reason of the expiration of the Employment Period on December 31, 2004, the Executive shall be deemed to have met the “rule of 85” for purposes of the calculation of the Executive’s retirement benefit.

5.	Section 3(c)(v) is hereby amended to read in its entirety as follows:

(v) any termination of employment by the Executive during calendar year 2003 or 2004 for any reason.

6.	Section 3(e) is hereby amended to read in its entirety as follows:

(e) Date of Termination. “Date of Termination” means December 31, 2004, or if earlier:

(i) if the Executive’s employment is terminated by Fleet for Cause, or by the Executive for Good Reason (other than a Good Reason termination pursuant to Section 3(c)(v)), the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, as the case may be;

(ii) if the Executive’s employment is terminated by the Executive for other than Good Reason, the date as specified in the Executive’s notice to the Company, regarding such termination;

(iii) if the Executive’s employment is terminated by reason of death or disability, the date as defined in Section 3(a) of this Agreement; or

(iv) if the Executive’s employment is terminated either by the Executive for Good Reason as set forth in Section 3(c)(v) or by the Company other than for Cause, the Executive or the Company, as the case may be, shall be required to give the other party 90 days’ advance written notice (or such shorter period if mutually agreed to by the Company and the Executive), and the Executive’s Date of Termination shall be the date that is mutually agreed upon by the Company and the Executive (but in no event later than December 31, 2004).

7.	Section 4 of the Agreement is hereby amended to add the following paragraph at the end thereof:

(d) If, during the Employment Period or the Severance Period, a Change of Control, as defined in the Change of Control Agreement between the Executive and the Company, dated October 15, 1997, as amended (the “COC Agreement”), occurs and the Executive’s employment with the Company is or has been terminated other than for Cause or the Executive shall have terminated for Good Reason (other than a Good Reason termination as set forth in Section 3(c)(v) of this Agreement), without regard to the order of the occurrence of the Change of Control and such termination, then the Company shall pay to the Executive the amounts and benefits provided in Section 6(d) of the COC Agreement that are in excess of any amounts and benefits (if any) that have been paid or are to be paid to the Executive during the Severance Period pursuant to Section 4(a) above, which excess amounts and benefits shall be paid to the Executive within 30 days of the later to occur of (i) the date of the Change of Control, and (ii) the Date of Termination of the Executive’s employment, subject to the Section 6 hereof, including the non-duplication provision.

8.	Section 6 of the Agreement is hereby amended to read in its entirety as follows:

6. Non-Duplication. To the extent the Executive is or becomes entitled to receive compensation and benefits, payable in accordance with the terms of an existing agreement, including without limitation the COC Agreement or any other severance agreement to which the Executive and Fleet are parties, that are in addition to those provided under this Agreement, nothing contained in this Agreement shall prohibit her from receiving such payment or benefit (subject to the non-duplication provision hereof), and, if the Executive is entitled to receive a payment or benefit pursuant to both this Agreement and any such other existing agreement, the Executive shall be entitled to the more favorable of any such payment or benefit, whether based on a provision of this Agreement or any such other agreement or a combination of the provisions under such agreements; provided, however, that in no event shall the Executive be entitled to duplicate payments, value or benefits. In the event of a Change of Control of Fleet, and to the extent the Executive becomes entitled to receive compensation and benefits payable in accordance with the terms of the COC Agreement, the basis for the determination of such compensation and benefits shall be the base salary and the 2003 annual bonus (i.e., $1,000,000) or such higher base salary and/or annual bonus as may be paid or payable to the Executive during the Employment Period.

9.	Section 8 of the Agreement is hereby amended to read in its entirety as follows:

8. Confidential Information/Non-Competition/Non-Solicitation. (a) The Executive shall hold in a fiduciary capacity for the benefit of Fleet all secret or confidential information, knowledge or data relating to Fleet or any of its affiliated companies and their respective businesses that the Executive obtains during the Executive’s employment by Fleet or any of its affiliated companies and that is not public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement). After termination of the Executive’s employment with Fleet, the Executive shall not, without the prior written consent of Fleet, or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than Fleet and those designated by it.

(b) The Executive agrees that, during the one-year period immediately following the Executive’s termination of active employment from the Company and all of its affiliates (for this purpose, the Severance Period provided for in Section 4 shall not be considered active employment), the Executive shall not, without the written consent of the Company, provide substantial services (whether as an employee, officer, director or consultant) to any business organization or other entity that is a Competitor of the Company or its affiliates. For this purpose, a “Competitor” means any of the following corporations or their subsidiaries: Citizens Bancorp, Bank of New York Corp., Wachovia, Citigroup Inc. or J.P. Morgan Chase & Co. Thus, by way of illustration and not by way of limitation, the Executive’s performing substantial services for a small community bank after her termination from the Company and its affiliates would not violate this Section 8(b). In addition, it will not be a violation of this Section 8(b) for the Executive to continue serving as a member of any board of directors that the Executive is serving on immediately prior to her termination.

(c) The Executive agrees that, during the one-year period immediately following the Executive’s termination of active employment from the Company and all of its affiliates (for this purpose, the Severance Period provided for in Section 4 shall not be considered active employment), the Executive will not recruit, hire or attempt to recruit or hire, directly or by assisting others, or otherwise entice or encourage to leave employment any of the Company’s or its affiliates’ management level employees who were employed by the Company or its affiliates (i) at the time of the Executive’s termination or (ii) at any time during the six (6) month period prior to the Executive’s termination.

(d) In the event of a breach or a threatened breach of Section 8(a), (b) or (c), the Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, the Executive acknowledges that damages would be inadequate and insufficient.

(e) Any termination of the Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 8.

10.	Section 13(f) of the Agreement is hereby amended to read in its entirety as follows:

(f) From and after the date hereof, this Agreement and the COC Agreement shall supersede any other employment, severance or change in control agreement between the parties with respect to the subject matter hereof.

(g) All references to “the Agreement” or “this Agreement” in the Agreement shall mean the Agreement, as amended by this First Amendment to the Employment Agreement.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/S/ M. ANNE SZOSTAK
M. Anne Szostak

FLEETBOSTON FINANCIAL CORPORATION

By: /S/ H. JAY SARLES
Name: H. Jay Sarles
Title: Vice Chairman and Chief Administrative Officer